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    As filed with the Securities and Exchange Commission on December 31, 2001
                                                      REGISTRATION NO. 333-10993
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------


                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                               PNM RESOURCES, INC.
                     (formerly known as Manzano Corporation)
           (Exact name of the registrant as specified in its charter)

                  NEW MEXICO                             85-0468296
         (State or other jurisdiction of              (I.R.S. employer
         incorporation or organization)            identification number)

                                 ALVARADO SQUARE
                         ALBUQUERQUE, NEW MEXICO 87158
                                 (505) 241-2700
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                   M.H. MAERKI
                SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                               PNM RESOURCES, INC.
                                 ALVARADO SQUARE
                          ALBUQUERQUE, NEW MEXICO 87158
                                 (505) 241-2700
    (name, address, including zip code, and telephone number, including area code, of agent for service)

                            -------------------------

              APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
            FROM TIME TO TIME AFTER POST-EFFECTIVE AMENDMENT NO. 2 TO THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            -------------------------


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------


  The commission is requested to mail signed copies of all orders, notices and communications to:

                                   C. L. MOORE
                             KELEHER & MCLEOD, P.A.
                            414 Silver Avenue, S. W.
                          Albuquerque, New Mexico 87103

================================================================================

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                                EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to Registration Statement on Form S-3 (No. 333-10993) is being filed pursuant to Rule 462(d) of the Securities Act of 1933, as amended, solely to add an exhibit not previously filed by PNM Resources, Inc. on October 4, 2001 with respect to such Registration Statement.

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                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.          EXHIBITS.
                  --------

EXHIBIT NO.       DESCRIPTION
-----------       -----------

4.1.1*            Articles of Incorporation of PNM Resources,  Inc.
                  (incorporated by reference to Exhibit B of the Registration Statement on Form S-4, as amended, of PNM Resources, Inc., formerly known as Manzano Corporation, File No. 333-32170, filed on April 18, 2000).

4.1.2** Articles of Amendment to the Articles of Incorporation of PNM Resources, Inc., dated April 10, 2001.

4.1.3** Articles of Amendment to the Articles of Incorporation of PNM Resources, Inc., dated July 12, 2001.

4.2**             Bylaws of PNM Resources, Inc. as amended through April 17,
                  2001.

4.3**             Form of PNM Resources, Inc. PNM Direct Plan.

5***              Opinion of Keleher & McLeod, P.A.

23.1***           Consent of Keleher & McLeod, P.A. (included in Exhibit 5).

23.2**            Consent of Arthur Andersen LLP.

24**              Power of attorney (See signatures page in Part II).
---------------
* Incorporated by reference.
** Filed previously.
*** Filed herewith.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on December 31, 2001.

                          PNM RESOURCES, INC.


                           By:           /s/ M. H. MAERKI
                             ------------------------------------------
                              M. H. Maerki
                              Senior Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to registration statement has been signed below by the following persons in the capacities and on the date indicated.




                 SIGNATURE                                   CAPACITY                               DATE
                 ---------                                   --------                               -----


                                                   Chairman, President and Chief
             /s/ J. E. Sterba                        Executive Officer; Director              December 31, 2001
------------------------------------------
J. E. Sterba                                       (Principal Executive Officer)

                                                  Senior Vice President and Chief
              /s/ M. H. Maerki                           Financial Officer                    December 31, 2001
------------------------------------------
M. H. Maerki                                       (Principal Financial Officer)

                                               Vice President, Corporate Controller
             /s/ J. R. Loyack                      and Chief Accounting Officer               December 31, 2001
------------------------------------------
J. R. Loyack                                      (Principal Accounting Officer)


            /s/ R. G. Armstrong                              Director                         December 31, 2001
------------------------------------------
R. G. Armstrong


                                                             Director
------------------------------------------
J. A. Godwin

                                                                                              December 31, 2001
             /s/ B. F. Montoya                               Director
------------------------------------------
B. F. Montoya


            /s/ T. F. Patlovich                              Director                         December 31, 2001
------------------------------------------
T. F. Patlovich


                                                             Director
------------------------------------------
R. M. Price


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


              /s/ P. F. Roth                                 Director                         December 31, 2001
------------------------------------------
P. F. Roth





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                                INDEX TO EXHIBITS

EXHIBIT NO.       EXHIBIT
-----------       -------

4.1.1* Articles of Incorporation of PNM Resources, Inc. (incorporated by reference to Exhibit B of the Registration Statement on Form S-4, as amended, of PNM Resources, Inc., formerly known as Manzano Corporation, File No. 333-32170, filed on April 18,
                  2000).

4.1.2** Articles of Amendment to the Articles of Incorporation of PNM Resources, Inc., dated April 10, 2001.

4.1.3** Articles of Amendment to the Articles of Incorporation of PNM Resources, Inc., dated July 12, 2001.

4.2**             Bylaws of PNM Resources, Inc. as amended through
                  April 17, 2001.

4.3**             Form of PNM Resources, Inc. PNM Direct Plan.

5***              Opinion of Keleher & McLeod, P.A.

23.1***           Consent of Keleher & McLeod, P.A. (included in
                  Exhibit 5).

23.2**            Consent of Arthur Andersen LLP.

24**              Power of attorney (See signatures page in Part II).

---------------
* Incorporated by reference.
** Filed previously.
*** Filed herewith.